Exhibit 10.2

SECOND AMENDMENT AND JOINDER TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Second Amendment and Joinder to Revolving Credit and Security Agreement (the “Amendment”) is made this 22nd day of December, 2010 by and among AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (“Holdings”), AVENTINE RENEWABLE ENERGY — AURORA WEST, LLC, a Delaware limited liability company (“Aventine Renewable Aurora”), AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation (“Aventine Renewable Inc.”), AVENTINE RENEWABLE ENERGY — MT VERNON, LLC, a Delaware limited liability company (“Aventine Renewable Mt Vernon”), AVENTINE POWER, LLC, a Delaware limited liability company (“Aventine Power”), NEBRASKA ENERGY, L.L.C., a Kansas limited liability company (“Nebraska Energy” and together with Holdings, Aventine Renewable Aurora, Aventine Renewable Inc., Aventine Renewable Mt Vernon and Aventine Power, the “Existing Borrowers”, and each individually an “Existing Borrower”), AVENTINE RENEWABLE ENERGY — CANTON, LLC, a Delaware limited liability company (“Joining Borrower”, and collectively with the Existing Borrowers, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement (as defined below).

BACKGROUND

A.            On March 15, 2010, Borrowers, Lenders and Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.”

B.            Borrowers have informed Agent and Lenders that Holdings intends to enter into that certain Senior Secured Term Loan Credit Agreement (the “Term Loan Credit Agreement”) among Holdings, as borrower, each lender from time to time a party thereto, Citibank, N.A., as administrative agent, Citibank, N.A., as collateral agent (the “Term Loan Collateral Agent”) and Citigroup Global Markets, Inc. and Jefferies Finance LLC, as joint lead arrangers, joint book-runners and co-syndication agents, pursuant to which the lenders thereto (the “Term Lenders”) will lend to Holdings $200,000,000 initially with a potential increase of up to $225,000,000 in the aggregate under the term loan facility contemplated thereunder (the “Term Loan”).

C.            Borrowers have also informed Agent and Lenders that Holdings intends to grant Liens on all or substantially all of the assets of the Borrowers, including the Collateral, to the Term Lenders in connection with the Term Loan, which Liens in respect of certain Collateral, will be senior in certain respects and subordinated in certain respects to the Liens granted under the Loan Agreement pursuant to an Intercreditor Agreement dated as of December 22, 2010 by and among each Borrower, Agent and the Term Loan Collateral Agent (the “Intercreditor Agreement”) (all such Liens referred to herein as the “Term Loan Liens”).

D.            Holdings intends to use the proceeds of the Term Loan: (1) to effect the “Refinancing” as defined in the Term Loan Credit Agreement, including entering into arrangements with the trustee under the Indenture (the “Indenture Trustee”) for the redemption of the senior notes issued pursuant to the Indenture (the “Existing Senior Notes”) and the deposit in trust with the Indenture Trustee of trust funds for the holders of the Existing Senior Notes in an amount sufficient to pay and discharge the indebtedness on the Existing Senior Notes (the “Refinancing”), (2) to pay related transaction costs, fees and expenses and (3) for general corporate purposes.

E.            Borrowers have requested that Agent and Lenders (a) consent to the Term Loan and Refinancing, (b) consent to the granting of the Term Loan Liens, (c) consent to the formation of the Joining Borrower as a new Subsidiary, (d) join Joining Borrower as a Borrower to the Loan Agreement, (e) consent to certain other matters and (f) modify certain definitions and terms and conditions contained in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.             Consent.

(a)         Term Loan and Refinancing.  Agent and Lenders hereby consent to (i) each Borrower entering into the Term Loan Credit Agreement and each of the “Loan Documents” referred to therein (collectively, “Term Loan Documents”) to which it is a party and each of the transactions contemplated thereby, including the borrowing of the Term Loan and the incurrence of the indebtedness contemplated thereby (the “Term Loan Transaction”) and (ii) the Refinancing, in each case, notwithstanding anything contained in the Loan Agreement or the Other Documents.

(b)         Term Loan Liens. Notwithstanding anything contained in the Loan Agreement or the Other Documents, Agent and Lenders hereby consent to the granting of the Term Loan Liens by each Borrower.

(c)          New Subsidiary. Notwithstanding anything contained in the Loan Agreement or the Other Documents, Agent and Lenders hereby consent to the formation and capitalization of the Joining Borrower as a new Subsidiary.

(d)         Affiliate Transactions.  Notwithstanding anything contained in the Loan Agreement or the Other Documents, Agent and Lenders hereby consent to Affiliates and certain Equity Interest owners of the Borrowers acting as Term Loan Lenders, including pursuant to Section 10.06(b) and Section 10.06(h) of the Term Loan Credit Agreement.

(e)          Transfer of Assets. Notwithstanding anything contained in the Loan Agreement or the Other Documents, Agent and Lenders hereby consent to (i) the transfer by

Holdings to Aventine Renewable Aurora of the real property owned by Holdings in connection with the dry grind ethanol production facility located in Aurora, Nebraska and (ii) the transfer by Holdings to Joining Borrower of the assets acquired by Holdings pursuant to the Canton Purchase Agreement.

(f)          Amendment to Operating Agreement. Notwithstanding anything contained in the Loan Agreement or the Other Documents, Agent and Lenders hereby consent to amendment to the operating agreement of Nebraska Energy, attached hereto as Exhibit A.

2.             Joinder.

(a)         Upon the Effective Date, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower under the Loan Agreement and the Existing Financing Agreements.  All references to Borrower or Borrowers contained in the Existing Financing Agreements are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower and Joining Borrower hereby agrees to comply with all terms and conditions of the Existing Financing Agreements as if Joining Borrower were an original signatory thereto.

(b)         Without limiting the generality of the provisions of paragraph (a) above, Joining Borrower hereby becomes liable on a joint and several basis, along with all other Borrowers, for all Advances made by Lenders under the Existing Financing Agreements and all Obligations under the Existing Financing Agreements.

3.             Amendments to Loan Agreement.

(a)         On the Effective Date, the definitions of “Collateral”, “Excluded Collateral”, “Intercreditor Agreement”, “Letter of Credit Sublimit”, “Other Documents” and “Pledge Agreements” contained in Section 1.2 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Collateral” shall mean and include:

(a)           all Receivables;

(b)         all Equipment;

(c)           all General Intangibles (including all Intellectual Property);

(d)           all Goods (including all Inventory);

(e)           all Deposit Accounts (including all Deposit Accounts containing Pledged Cash Collateral);

(f)            all Investment Property (including all Subsidiary Stock);

(g)           all Real Property;

(h)           all Instruments;

(i)            all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) to the extent arising out of or related to Receivables and Inventory, all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) if and when obtained by any Borrower, all personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (vii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (viii) all supporting obligations; and (ix) any other goods or personal property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(k)           all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this paragraph; and

(l)            all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds provided, however, that notwithstanding the foregoing (a) through (l) “Collateral” shall not include Excluded Collateral.

“Excluded Collateral” shall mean:

(a)           any General Intangible or any lease, license, contract, property right or agreement to which any Borrower is a party or in which any Borrower has any right, title or interest if and to the extent the grant of a security interest hereunder would constitute or result in a breach, termination or default under such General Intangible or such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower shall be deemed to have granted a lien on and security interest in, all its right, title and interest in and to such General Intangible, lease, license, contract, property right or agreement as if such provision had never been in effect (any such General Intangible, lease, license, contract, property right or agreement, solely to the extent and so long as not included in the “Collateral”, an “Excluded General Intangible”);

(b)           any Equity Interests of any Foreign Subsidiary;

(c)           the “Cash Collateral Account” as defined in the Term Loan Credit Agreement;

(d)           any Indiana Port Lease Collateral, solely to the extent the consent of the Indiana Port Lessor has not been obtained to grant the ABL Liens (as defined in the Intercreditor Agreement); and

(e)           cash collateral account in the amount of up to $10,500,000 pledged in favor of JP Morgan Chase to cash collateralize all letters of credit issued by JP Morgan Chase and existing on the Closing Date and accounts used solely to meet payroll obligations, to the extent the amounts in such accounts as of any date of determination do not exceed the greater of (1) the checks outstanding against such accounts as of that date and (2) amounts necessary to meet minimum balance requirements.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of December 22, 2010, among Holdings, each of its Subsidiaries party thereto from time to time, Agent, and

Citibank, N.A., as collateral agent for the Term Loan Lenders (as defined therein).

“Letter of Credit Sublimit” shall mean Eighteen Million Dollars ($18,000,000).

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, the Pledge Agreements, any Lender-Provided Interest Rate Hedge, the Intercreditor Agreement, the Mortgages and any and all other agreements, instruments and documents, including, subordination or intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Pledge Agreements” shall mean, collectively, (i) that certain Collateral Pledge Agreement executed by Holdings and Aventine Renewable Inc. in favor of Agent dated as of the Closing Date pursuant to which Holdings pledges the Equity Interests of certain of its Subsidiaries, (ii) that certain Deposit Account Assignment Agreement executed by Holdings in favor of Agent dated as of the Closing Date pursuant to which Holdings pledges $5,000,000 to Agent to be held as cash collateral for the Obligations, (iii) that certain Deposit Account Assignment Agreement executed by Holdings in favor of Agent dated as of the Closing Date pursuant to which Holdings pledges cash from time to time to Agent to be held as cash collateral for the Obligations and (iv) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations (the cash pledged in subclauses (ii), (iii) and (iv), the “Pledged Cash Collateral”).

(b)         On the Effective Date, the definition of “Permitted Encumbrances” will be amended by deleting items “(h)” and “(i)” and replacing them in their entirety as follows:

“(h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Borrower and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases shall not exceed the amount provided for in Section 7.8(b);”

“(i) Liens granted in favor of Citibank N.A., as administrative agent and collateral agent, created under and permitted by the Term Loan Documentation and as permitted in accordance with the Intercreditor Agreement;”

(c)          On the Effective Date, the definition of “Permitted Encumbrances” will be amended by deleting subsections (z) and (y) thereof and replacing them in their entirety and by adding a new subsection (aa) as follows:

“; (y) any interest or title of a lessor, licensor or sublicensor in property leased, licensed or sublicensed to any Borrower pursuant to any lease, license or sublicense not constituting Indebtedness; (z) Liens encumbering deposits and margin deposits and other Liens on cash or cash equivalents or other investment property that are within the general parameters customary in the industry and incurred in the Ordinary Course of Business, in each case, securing Hedging Obligations designed solely to protect any Borrower from fluctuations in interest rates, currencies or the price of commodities; and (aa) Liens on the cash proceeds of the Term Loan which have been irrevocably deposited, in trust, for the benefit of the holders of the notes issued pursuant to the Indenture, as trust funds, to pay and discharge the indebtedness on such notes.”

(d)         On the Effective Date, Article I of the Loan Agreement shall be amended by adding new definitions of “Mortgages”, “Second Amendment Effective Date”, “Term Loan”, “Term Loan Credit Agreement” and “Term Loan Documentation” to Section 1.2, in the appropriate alphabetical sequence, as follows:

“Mortgages” shall mean any mortgage(s) or deed(s) of trust or similar lien documents executed on or after the Second Amendment Effective Date by any Borrower in favor of Agent, for its benefit and the ratable benefit of each Lender, together with all extensions, renewals, amendments, supplements, modifications, restatements, substitutions and replacements thereto and thereof.

“Second Amendment Effective Date” shall mean December 22, 2010.

“Term Loan” shall mean the “Loans” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” shall mean that certain Senior Secured Term Loan Credit Agreement among Holdings, as borrower, each lender from time to time a party thereto, Citibank, N.A., as administrative agent, Citibank, N.A., as collateral agent, and Citigroup Global Markets, Inc. and Jefferies Finance LLC, as joint lead arrangers, joint book-runners and co-syndication agents, as amended, restated, supplemented or otherwise modified or replaced from time to time, subject to the Intercreditor Agreement.

“Term Loan Documentation” shall mean the Term Loan Credit Agreement and all other instruments, agreements and documents executed in connection therewith.

(e)          On the Effective Date, all references to “Indenture” or “Indenture Loan Documentation”, respectively, in the Loan Agreement and the Other Documents shall be deemed to include a reference to “Term Loan” or “Term Loan Documentation”, respectively, except where the context otherwise requires.

(f)          On the Effective Date, Article IV of the Loan Agreement shall be amended by deleting Sections 4.5(a) and 4.11 and replacing them in their entirety as follows:

(a)           With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner (to the extent of such Borrower’s right or interests therein) of and fully authorized and able to sell, transfer, pledge and/or grant to Agent a perfected security interest in each and every item of Collateral, which security interest shall have a first priority ranking, except to the extent of any Permitted Encumbrance that shall rank senior in priority by operation of law or as expressly permitted in the Intercreditor Agreement; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business.

4.11        Insurance.  The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect.  Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Borrower’s own cost and expense, in amounts as is customary in the case of companies engaged in businesses similar to such Borrower and with carriers with an A.M. Best rating not less than A-VII, each Borrower shall: (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies or evidence of the maintenance of such policies by the renewal thereof within a reasonable period following receipt thereof by such Borrower, and (ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as lender loss payee with respect to property insurance and additional insured with respect to general liability with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder with respect to Collateral shall be payable to the insured and to the lender loss payee as their interests may appear, subject to the Intercreditor Agreement, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, subject to applicable insurance industry standards, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder with respect to Collateral, the carriers named therein hereby are directed by Agent and the applicable Borrower, subject to applicable insurance industry standards, to make payment for such loss to Agent, subject to the Intercreditor Agreement, and not to such Borrower and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Following the occurrence of an Event of Default, Agent is hereby authorized to adjust and compromise claims with respect to Collateral under insurance coverage referred to in clauses (a) and (b) above.  Subject to the Intercreditor Agreement, all loss recoveries with respect to Collateral received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its reasonable discretion shall determine.  Any surplus shall be paid, subject to the Intercreditor Agreement, by Agent to Borrowers or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrowers to Agent, on demand to the extent that outstanding Advances exceed the Formula Amount.

(g)          On the Effective Date, Article VI of the Loan Agreement shall be amended by deleting Section 6.5 and replacing it in its entirety as follows:

6.5          Financial Covenants.

(a)           Minimum Liquidity.  Not permit Liquidity (as defined in the Term Loan Credit Agreement as in effect on the Second Amendment Effective Date and without regard to any termination of the Term Loan Credit Agreement) to be less than (a) $15,000,000 on the Second Amendment Effective Date and thereafter through the fiscal year ending December 31, 2011 or (b) $25,000,000 during the fiscal year ending December 31, 2012 and thereafter, in each case for a period of fifteen (15) or more consecutive days during such fiscal year.

(b)           Debt to Capitalization Ratio.  Not permit the Debt to Capitalization Ratio (as defined in the Term Loan Credit Agreement as in effect on the Second Amendment Effective Date and without regard to any termination of the Term Loan Credit Agreement) to be greater than 0.65 to 1.00 on the Second Amendment Effective Date and on the last day of any Measurement Period (as defined in the Term Loan Credit Agreement as in effect on the Second Amendment Effective Date and without regard to any termination of the Term Loan Credit Agreement) beginning with the Measurement Period ending March 31, 2011.

(h)         On the Effective Date, Article VII of the Loan Agreement shall be amended by deleting Section 7.6 and replacing it in its entirety as follows:

7.6          Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for all Borrowers in excess of: (a) $110,000,000 for the fiscal year ending December 31, 2010; (b) $33,000,000 for fiscal year ending December 31, 2011; (c) $23,000,000 for fiscal year ending December 31, 2012; and (d) $14,000,000 for fiscal year ending December 31, 2013 and each fiscal year thereafter.

(i)           On the Effective Date, Article VII of the Loan Agreement shall be amended by deleting Section 7.8(b) and replacing it in its entirety as follows:

7.8(b)     Indebtedness incurred solely in connection with the financing of the purchase of property (real or personal), plant or Equipment, in an aggregate principal amount not to exceed $5,000,000 outstanding at any time;

(j)          On the Effective Date, Article VII of the Loan Agreement shall be amended by deleting Section 7.8(c) and replacing it in its entirety as follows:

7.8(c)      Indebtedness due under the Indenture Loan Documentation and the Term Loan Documentation;

(k)         On the Effective Date, Article VII of the Loan Agreement shall be amended by (i) adding a new Section 7.8(p) after the current Section 7.8(o) as follows, and (ii) by deleting the last paragraph in Section 7.8, and replacing it in its entirety as follows:

(p)           Indebtedness permitted pursuant to the proviso in the first sentence of Section 7.02 of the Term Loan Credit Agreement (as in effect on the Second Amendment Effective Date and without regard to any termination of the Term Loan Credit Agreement).

For purposes of determining compliance with this Section 7.8 in the event that an item of proposed Indebtedness, disqualified stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (p) above, the Borrowers will be permitted to classify such item of Indebtedness or any portion thereof on the date of its incurrence or issuance, and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although the Borrowers may divide and classify an item of Indebtedness, in one or more of the categories of Indebtedness described in such clauses.  The accrual of interest or dividends, the accretion of accreted value or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.8.  Notwithstanding any other provision of this Section 7.8, the maximum amount of Indebtedness that any Borrower may incur pursuant to this Section 7.8 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(l)           On the Effective Date, Article VII of the Loan Agreement shall be amended as follows:

(i)                                     by deleting Section 7.21 and replacing it in its entirety as follows:

7.21        Term Loan. At any time, directly or indirectly, optionally pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any optional payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the obligations under the Term Loan Documentation. For the avoidance of doubt, the foregoing shall not restrict (i) regularly scheduled payments of interest and principal and (ii) mandatory prepayments of principal and accompanying payments of interest or related premiums or charges in accordance with the Term Loan Credit Agreement.

(ii)           by deleting Section 7.22 and replacing it in its entirety as follows:

7.22        Other Agreements.  Enter into any material amendment, waiver or modification of the Term Loan Documentation, except in accordance with the Intercreditor Agreement.

(m)        On the Effective Date, Article X of the Loan Agreement shall be amended by deleting Section 10.11 and replacing it in its entirety as follows:

10.11      Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason, other than on account of the Agent’s failure to take, or refrain from taking, any necessary actions, ceases to be or is not a valid and perfected Lien having a first priority interest, subject only to Permitted Encumbrances which have priority over such Lien by operation of law or as expressly permitted in the Intercreditor Agreement (and excluding the Specified Equity Interests and Excluded Personal Property);

(n)         On the Effective Date, Article XI of the Loan Agreement shall be amended by deleting the second sentence of Section 11.1(a) and replacing it in its entirety as follows:

Upon the occurrence and during the continuation of any Event of Default, subject to the Intercreditor Agreement, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.

(o)         On the Effective Date, Article XI of the Loan Agreement shall be amended by deleting the first paragraph of Section 11.5 and replacing it in its entirety as follows:

11.5        Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary and subject to the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

(p)         On the Effective Date, Article XVI of the Loan Agreement shall be amended by adding a new Section 16.18 after the current Section 16.17 as follows:

16.18      Intercreditor Legend.  The Agent (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens on the Term Loan Primary Collateral as defined, and provided for, in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) solely with respect to each Lender, is authorized and instructed to enter into the Intercreditor Agreement as agent for and representative of such Lender. The foregoing provisions are intended as an inducement to the Term Loan Secured Parties under the Term Loan Documents (each such terms as defined in the Intercreditor Agreement) to extend credit to the Borrowers and such Term Loan Secured Parties are intended third party beneficiaries of such provisions.

(q)         On the Effective Date, Schedule 5.27 of the Loan Agreement shall be amended by inserting the following at the end of the existing Schedule 5.27:

Borrower	Equity Holder(s)	Ownership Interest
Aventine Renewable Energy – Canton, LLC	Aventine Renewable Energy Holdings, Inc.	100% of membership units

4.             Representations and Warranties of Borrowers.  Each Borrower hereby:

(a)           reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)           reaffirms all of the covenants contained in the Loan Agreement (as amended hereby), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)           represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)           represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws,  or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

5.             Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the date of satisfaction of the following conditions precedent (“Effective Date”) (all documents to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a)         Agent shall have received this Amendment fully executed by the Borrowers;

(b)         Agent shall have received a non-refundable amendment fee in the amount of $35,000.00;

(c)          Agent shall have received fully executed copies of all the material documents relating to the Term Loan;

(d)         Agent shall have received evidence of the consummation of the Refinancing transactions;

(e)          Agent shall have received a deposit account control agreement for each deposit account of Borrowers’ maintained at Citibank or any of its affiliates (and such other financial institutions deemed necessary by Agent) which constitutes Collateral, in form and substance satisfactory to Agent; and

(f)          Agent shall have received such other agreements, documents or information as requested by Agent in its sole discretion.

6.             Post Closing Condition.

(a)         Agent shall have received, no later than sixty (60) calendar days from the Effective Date (or such later date agreed to by Term Loan Collateral Agent or consented to by Term Loan Lenders), fully executed originals of subordinate Mortgages for each of the properties contemplated under Section 6.16 of the Term Loan Credit Agreement; and

(b)         Agent shall have received, no later than sixty (60) calendar days from the Effective Date, Lien Waiver Agreements, in form and substance reasonably satisfactory to Agent, for each of the leased locations identified on Schedule 4.5 to the Loan Agreement, each executed by the owner of such property in favor of Agent.

7.             Further Assurances.  Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

8.             Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

9.             Reaffirmation of Loan Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

10.          Confirmation of Indebtedness.  Borrowers confirm and acknowledge that as of the close of business on December 21, 2010, Borrowers were indebted to Agent and Lenders for the

Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $0, due on account of Revolving Advances and $13,906,488.00 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

11.          Miscellaneous.

(a)         Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)         Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)          Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)         Governing Law.  The terms and conditions of this Amendment shall be governed by the laws of the State of Illinois.

(e)          Counterparts.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ James E. Torkelson
Name:	James E. Torkelson
Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT AND JOINDER TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

EXISTING BORROWERS:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ John Castle
Name:	John Castle
Title:	Chief Financial Officer

AVENTINE RENEWABLE ENERGY — AURORA WEST, LLC

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President of Finance

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President and Secretary

AVENTINE RENEWABLE ENERGY — MT VERNON, LLC

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President and Secretary

AVENTINE POWER, LLC

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President and Secretary

NEBRASKA ENERGY, L.L.C.

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President of Finance

JOINING BORROWER:

AVENTINE RENEWABLE ENERGY — CANTON, LLC

By:	/s/ John Castle
Name:	John Castle
Title:	Vice President and Secretary

[SIGNATURE PAGE TO SECOND AMENDMENT AND JOINDER TO

REVOLVING CREDIT AND SECURITY AGREEMENT]